Exhibit 10.2

JPMorgan Chase Bank, National Association

New York Branch

383 Madison Avenue
New York, NY, 10179

March 12, 2021

To:	CACI International Inc 1100 North Glebe Road Arlington, VA 22201

Re: Supplemental Confirmation—Uncollared Accelerated Share Repurchase

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association (“JPMorgan”) and CACI International Inc, a Delaware corporation (“Counterparty”) on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between JPMorgan and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation, dated as of March 12, 2021 (the “Master Confirmation”), between JPMorgan and Counterparty, as amended and supplemented from time to time.  All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:March 12, 2021

Forward Price Adjustment Amount:USD 3.60

Calculation Period Start Date:	March 12, 2021
Scheduled Termination Date:	October 12, 2021
First Acceleration Date:	July 12, 2021

Prepayment Amount:USD 500,000,000

Prepayment Date:March 16, 2021

Initial Shares:

1,689,831 Shares; provided that if, in connection with the Transaction, JPMorgan is unable, after using its good faith, commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date in a commercially reasonable manner, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that JPMorgan is able to so borrow or otherwise acquire in a commercially reasonable manner, and thereafter JPMorgan shall continue to use commercially reasonable efforts to borrow or otherwise acquire, at a stock borrow cost no greater than the Initial Stock Loan Rate, a number of Shares equal to the shortfall in the Initial Share Delivery and to deliver such additional Shares as soon as reasonably practicable but only to the extent such delivery of additional Shares would not cause a Loss of Stock Borrow or an Increased Cost of Stock Borrow to occur (it being understood, for the avoidance of doubt, that in using such commercially reasonable efforts, JPMorgan shall act in good faith and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or transact with any securities lender if such transaction would not be in accordance with such policies, practices and procedures).  For the avoidance of doubt, the aggregate of all shares delivered to Counterparty in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.

Initial Share Delivery Date:March 16, 2021

Ordinary Dividend Amount:	For any Dividend before the Termination Date, USD 0.00 per Share For any Dividend after the Termination Date, USD 0.00 per Share

Scheduled Ex-Dividend Dates:None

Maximum Stock Loan Rate:	200 basis points per annum
Initial Stock Loan Rate:	25 basis points per annum

Maximum Number of Shares:12,600,000 Shares

Floor Price:USD 0.01 per Share

Termination Price:USD 118.36 per Share

Additional Relevant Days:	The five Exchange Business Days immediately following the Calculation Period.
Reserved Shares:	The Reserved Shares shall be equal to 6,336,868 Shares.

3.Counterparty represents and warrants to JPMorgan that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs, except as set forth in any notice delivered pursuant to Section 6(b)(xv) of the Master Confirmation.

4.This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Supplemental Confirmation and returning it to us.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:	/s/ Brett Chalmers
Authorized Signatory
Name:Brett Chalmers

Accepted and confirmed
as of the Trade Date:

CACI INTERNATIONAL INC
By:	/s/ Thomas A. Mutryn
Authorized Signatory
Name:Thomas A. Mutryn Chief Financial Officer